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                                                    OMB Approval
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                                                    OMB Number: 3235-0167
                                                    Expires:  November 30, 1995
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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(g)
          OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number         1-7608
                                                               ---------------

                       Loctite Corporation
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      (Exact name of registrant as specified in its charter)

     10 Columbus Boulevard, Hartford, CT 06106; (860) 520-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, $0.01 par value
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        (Title of each class of securities covered by this Form)

                               None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)          |X|        Rule 12h-3(b)(1)(i)           |X|
   Rule 12g-4(a)(1)(ii)         |_|        Rule 12h-3(b)(1)(ii)          |_|
   Rule 12g-4(a)(2)(i)          |_|        Rule 12h-3(b)(2)(i)           |_|
   Rule 12g-4(a)(2)(ii)         |_|        Rule 12h-3(b)(2)(ii)          |_|
                                           Rule 15d-6                    |_|

Approximate number of holders of record as of the certification or
notice date:      One
             ------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Loctite Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 15, 1997               By:  /s/ William A. Groll
       -------------------               -------------------------------------
                                         William A. Groll,
                                         Counsel for Loctite Corporation


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